UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2017

Aon plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	1-7933	98-1030901
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Leadenhall Street, London, England (Address of Principal Executive Offices)		EC3V 4AN (Zip Code)

Registrant’s telephone number, including area code: +44 20 7623 5500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2017, Aon plc (“Aon” or the “Company”) arrived at an agreement with Stephen P. McGill, Group President — Aon plc, Chairman and Chief Executive Officer — Risk Solutions, with respect to Mr. McGill’s separation of service from the Company with effect as of January 31, 2017.

In connection with such agreement, Aon entered into a separation agreement with Mr. McGill that provides, in part, that upon Mr. McGill’s execution of a general release of claims and compliance with applicable restrictive covenants, he will be eligible to receive cash separation payments of $7.5 million in each of 2017, 2018 and 2019 in full satisfaction of all amounts otherwise due to Mr. McGill under his employment agreement and in connection with his outstanding equity awards (other than an award of performance share units for the performance period ended December 31, 2016, which will be earned or forfeited in the ordinary course).

The foregoing summary is qualified in its entirety by reference to Mr. McGill’s separation agreement, a copy of which will be filed as an exhibit to the Company’s periodic report on Form 10-Q for the quarter ended March 31, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon plc

	By:	/s/ Molly Johnson
Molly Johnson
Assistant Secretary
Date: January 25, 2017